EXHIBIT 99.1

Black Bird Biotech Management Affirms Long-Term Commitment, Exchanges One-Third,

over 120 Million, of Outstanding Common Shares for Preferred Shares

FLOWER MOUND, TX, August 15, 2022 - Black Bird Biotech, Inc. (OTC: BBBT), manufacturer and distributor of plant-based MiteXstreamTM biopesticide, announced that the members of its Board of Directors have agreed to exchange a total of nearly 124 million shares, or approximately 36%, of the Company’s outstanding common stock for shares of a new Series A Preferred Stock. All of the transactions are expected to be completed by August 19, 2022, with two of the transactions, representing approximately 99 million shares of common stock, expected to be completed today, August 15, 2022.

In announcing these actions, the Company’s President, Fabian Deneault, stated, “We’ve invested four years into our MiteXstreamTM Mission and we will gladly invest that again, and then some, if that is what it takes to establish MiteXstreamTM as the globally-recognized game-changing biopesticide that we know it is. Our actions reaffirm our team’s commitment to that Mission, on the one hand, and, on the other, our commitment to taking decisive actions we believe will minimize dilution to our shareholders over the long term, especially as the MiteXstreamTM message is gaining traction. The dynamic quality of MiteXstreamTM demands these commitments.”

Bill LoBell, the Company’s Sales Executive VP, added, “To Fabian’s point, two recent sales of MiteXstreamTM are illustrative of the ‘ah-hah’ moments that are happening. About a month ago, a customer in a smaller Oklahoma town purchased a gallon of MiteXstreamTM through our online store. Accounting for shipping time, this customer purchased three more gallons last week, after just two-and-a-half or three weeks. Clearly, MiteXstreamTM did the job as advertised. And, we remain excited to show MiteXstreamTM at the Cannabis Conference 2022 in Las Vegas later this month.”

The holders of the Company’s Series A Preferred Stock possess, as a class, voting control of the Company and have the right to convert their Series A Preferred Stock back into shares of common stock at any time. More information about the Series A Preferred Stock and their issuance is available on the Company’s SEC EDGAR page.

For news and updates, shareholders, prospective investors and prospective business partners are encouraged to follow @BBBT_Corporate on Twitter and @BlackBirdBiotech on Instagram. Also visit BBBT’s corporate website, BlackBirdBiotech.com, for additional information about the company.

About BBBT

Black Bird Biotech is positioned to exploit market segments with powerful, re-imagined biotech products. Its EPA-registered biopesticide, MiteXstreamTM, eradicates mites and similar pests, including spider mites (a lethal pest in cannabis, grapes, hops, coffee, strawberries and many other agricultural crops), and eliminates molds and mildews. MiteXstreamTM is a pesticide, but it is not a poison – it’s a pesticide re-imagined. The MiteXstreamTM Edge: use through the day of harvest without concern for residual “pesticide” violations, including as it pertains to state cannabis testing. MiteXstreamTM is the foundational element of the company that carries vast potential worldwide as a highly effective, safe and extremely cost-effective replacement for many traditional “poisonous” pesticides.

Forward Looking Statements:

This current press release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Eric Newlan

Vice President

833-223-4204

eric@newlanpllc.com

BlackBirdBiotech.com

SOURCE: Black Bird Biotech, Inc.

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